CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A, of our report dated February 20, 2014, of Lion Print Corporation relating to the financial statements as of November 30, 2013 and for the period from November 7, 2013 (inception) to November 30, 2013, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 7, 2014